UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rider Explorations, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	1000	n/a
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

955 South Virginia St., Suite 116, Reno, NV	89502-0413
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (775) 284-0370

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

COPIES OF COMMUNICATIONS TO:
RIDER EXPLORATIONS, INC.
Attn: Steve Friberg,, President & Director
955 South Virginia St., Suite 116, Reno, NV
Ph: (775) 284-0370

CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM
SECURITIES		OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE	PRICE (1)	FEE
Common Stock	640,000	$0.05(1)	$32,000	$1.26(2)
(1)	This price was arbitrarily determined by our Directors
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated February 1, 2009

PROSPECTUS
Rider Explorations, Inc.
640,000
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 640,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.055 per share.  We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.05	None	$0.05
Total	$32,000	None	$32,000

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board.  Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: February 1, 2009

Table of Contents
Page
Summary	6
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
If we do not obtain additional financing, our business will fail.	8
Because we will need additional financing to fund our extensive exploration activities, our auditors believe there is substantial doubt about our ability to continue as a going concern.	9
Because we have only recently commenced business operations, we face a high risk of business failure.	9
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	9
Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.	10
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.	10
Because access to the Sallus mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.	10
Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	11
Because our President & CEO, Mr. Steve Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 70.1% of our outstanding common stock and serves our two directors, investors may find that corporate decisions influenced by Mr. Steve Friberg and Mr. Decker are inconsistent with the best interests of other stockholders.	11
Because our President & CEO, Mr. Steve Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 70.1% of our outstanding common stock the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	11
If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.	11
Because of factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.	12
Risks Related To Legal Uncertainty	12
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.	12
If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.	12

Because the Province of British Columbia owns the land covered by the Sallus mineral claims in the Lillooet Mining District of British Columbia, Canada, our availability to conduct an exploratory program on the Lillooet Mining District mineral claim is subject to the consent of Mr. Murray McClaren and we can be ejected from the land and our interest in the land could be forfeit.	13
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	13
Risks Related To This Offering	14
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	14
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	14
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	14
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	15
Forward-Looking Statements	15
Use of Proceeds	15
Determination of Offering Price	15
Dilution	15
Selling Shareholders	16
Plan of Distribution	19
Description of Securities	20
Interest of Named Experts and Counsel	21
Description of Business	23
Description of Property	24
Legal Proceedings	31
Market for Common Equity and Related Stockholder Matters	32
Financial Statements	34
Plan of Operations	43
Changes in and Disagreements with Accountants	46
Directors and Executive Officers	46
Executive Compensation	47
Security Ownership of Certain Beneficial Owners and Management	49
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	50
Certain Relationships and Related Transactions	50
Available Information	51
Dealer Prospectus Delivery Obligation	52
Other Expenses of Issuance and Distribution	52
Indemnification of Directors and Officers	52
Recent Sales of Unregistered Securities	53
Table of Exhibits	54
Undertakings	54
Signatures	56
Power of Attorney	57

Summary

Rider Explorations, Inc.

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Memorandum and the Exhibits attached hereto.  Prospective investors are urged to read this Offering Memorandum in its entirety.

The Company

Rider Resources, Inc. was incorporated on May 17, 2007 in Nevada,

Offices and Key Personnel

The Company’s principal office is presently located at: 955 S. Virginia Street, Suite 116, Reno NV  89502-0413, telephone 775-284-0370
Steve Friberg is the Company’s President and Director; Dan Decker is Treasurer, Secretary, and Director.

Plan of Operations Summary

The Company has acquired an exclusive option to obtain a 100% interest in a group of mining claims in the Lillooet Mining District of British Columbia, Canada, subject to 2% Net Smelter Returns royalty.

The Company intends to conduct mineral exploration on the optioned mining claims in an effort to find economically developable deposits of precious metals

We have not commenced our planned exploration program. Our plan of operations is to conduct mineral exploration activities on the Sallus Creek Property mineral claim in order to assess whether this claim possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of gold and other metallic minerals.  We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Sallus Creek Property mineral claim.  We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Sallus Creek Property mineral claim.

The mineral exploration program, consisting of geological mapping, sampling, geochemical analyses, and trenching is oriented toward identifying areas of mineralized bedrock within the Sallus Creek Property mineral claim.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before concluding whether there are commercially viable minerals present on the Sallus Creek Property mineral claim.  Further phases beyond the current exploration program will be dependent upon a number of factors such as a consulting geologist’s recommendations based upon ongoing exploration program results, and our available funds.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations. As of October 31, 2008, we had $26,553 cash on hand, $5,500 in subscriptions receivable (which have since been deposited) and $441 liabilities. Accordingly, our working capital position as of October 31, 2008 was $26,112.  Since our inception through October 31, 2008, we have incurred a net loss of $1,888.  We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business.

Our fiscal year ended is October 31.

We were incorporated on May 17, 2007, under the laws of the state of Nevada.  Our principal offices are located at 955 South Virginia St., Suite 116, Reno, NV  89502-0413.
Our resident agent is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, NV 89501.  Our phone number is (775) 284-0370.

The Offering

Securities Being Offered	Up to 640,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.05 per share.  We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
640,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	From Inception on May 17, 2007 through October 31, 2008 (audited)
Cash	$26,553
Total Assets	26,553
Liabilities	441
Total Stockholder’s Equity (Deficit)	26,112
Statement of Operations
Revenue	$0
Net Loss for Reporting Period	$1,888

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

As of October 31, 2008, we had cash in the amount of $26,553. Our cash on hand, considering the need for some administrative expenses, will allow us to begin but not complete Phase I exploration in 2009. Our Phase I exploration program will require approximately $23,000 to complete, and our Phase II exploration program will require an additional $300,000 to complete. In addition, we are required to pay $5,000 by December 31, 2008 under the option agreement that we entered into.  In order for us to complete our Phase I exploration program and begin our Phase II exploration program, and make our option payments, we will need to obtain additional financing. We currently do not have any operations and we have no income. Our business plan calls for significant exploration expenses. We will also require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.  If our exploration programs are successful in discovering reserves of commercial tonnage and grade and we exercise our option, we will require additional funds in order to place the Sallus mineral claim into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for copper, zinc, molybdenum and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we will need additional financing to fund our extensive exploration activities, our auditors believe there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $1,888 for the period from our inception, May 17, 2007 to October 31, 2008, and have no sales.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of an interest in mineral claims. Our auditors have issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have not yet begun the initial stages of exploration on mineral claims for which we have acquired an option. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on May 17, 2007, and to date have been involved primarily in organizational activities, the acquisition of an option to purchase an interest in mineral claims and obtaining an independent consulting geologist’s report on these mineral claims. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claims that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Each of these functions requires the services of persons in high demand and these persons may not always be available.  The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement.  In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.  In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Sallus mineral claims.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the exploration of the mineral claims if we exercise our option.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because access to the Sallus mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.

Access to the Sallus mineral claim may be restricted through some of the year due to weather in the area.  The property is located approximately 10 km north of the town of Lillooet in southwest British Columbia, Canada ,and lies north of the Trans Canada Highway, approximately 9 km north of the Salmon Pond access road, and west of the Gander River. The terrain is mountainous and the climate is typical of the southern coast range of British Columbia, with cold winters and significant snow at higher elevations.

Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Friberg, our President and Chief Executive Officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Friberg nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Friberg, it is possible that Mr. Friberg may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Mr. Steven Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 70.1% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Friberg and Mr. Decker are inconsistent with the best interests of other stockholders.

Mr. Friberg is our President, Chief Executive Officer and one of two directors. He owns approximately 46.7% of the outstanding shares of our common stock. Mr. Decker is our Treasurer, Secretary and second of two directors. He owns approximately 23.4% of the outstanding shares of our common stock.  He owns Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Friberg and Mr. Decker may still differ from the interests of the other stockholders.

Because our president, Mr. Steven Friberg and our Treasurer and Secretary, Mr. Dan Decker own an aggregate 70.1% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Our President, Mr. Steven Friberg owns 1,000,000 shares of our common stock, which equates to 44.8% of our outstanding common stock.  Our Secretary and Treasurer, Mr. Dan Decker owns 500,000 shares of our common stock which equates to 23.4% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  If our shares are publicly traded on the over-the-counter bulletin board, Mr. Friberg and Mr. Decker will be eligible to sell his shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive.  This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals.  Our exploration activities will be focused on the large volume metallic minerals of copper, zinc, molybdenum and other metallic minerals.  Many of our competitors have greater financial resources than us.  As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Sallus mineral claims.  If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Sallus mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control, which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation, which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation.  We will be subject to the Mining Act of British Columbia as we carry out our exploration program.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations.  Currently, we have not experienced any difficulty with compliance of any laws or regulations, which affect our business.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.

We are unaware of any outstanding native land claims on the Sallus mineral claims.  Notwithstanding, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. In the event that we encounter a situation where a native person or group claims an interest in the Sallus mineral claims, we may be unable to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we may have in these claims. The Supreme Court of Canada recently ruled that both the federal and provincial governments in Canada are now obliged to negotiate these matters in good faith with native groups and at no cost to us. Notwithstanding, the costs and/or losses could be greater than our financial capacity and our business would fail.

Because the Province of British Columbia owns the land covered by the Sallus mineral claims, our availability to conduct an exploratory program on the Sallus mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and M. McClaren’s interest in the land could be forfeit.

The land covered by the Sallus mineral claims is owned by the Province of British Columbia.  The availability to conduct an exploratory program on the Sallus mineral claims is subject to the consent of the Province of British Columbia.

In order to keep the Sallus mineral claims in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claims that exploration work on the mineral claims valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work.  In the event that these conditions are not satisfied prior to the expiry dates of the mineral claims, we will lose our interest in the mineral claims and the mineral claims then become available again to any party that wishes to stake an interest in these claims.  In the event that either M. McClaren or we are ejected from the land or our mineral claims expire, we will lose all interest that we have in the Sallus mineral claims.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize.  If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 640,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent approximately 29.9% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.05 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 640,000 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in offerings that were exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933.  The selling shareholders purchased their shares in two offerings completed on September 30, 2008 and October 31, 2008.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of October 31, 2008 including:

1.   the number of shares owned by each prior to this offering;
2.   the total number of shares that are to be offered by each;
3.   the total number of shares that will be owned by each upon completion of the offering;
4.   the percentage owned by each upon completion of the offering; and
5.   the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The Percentages are based on 2,140,000 shares of common stock outstanding on November 30, 2008.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Nancy Abercrombie 3735 Annie Oakley Dr. Las Vegas, NV 89121	10,000	10,000	zero	zero
Emily Arnone 112 Arthur St. Garden City, NY 11530	20,000	20,000	zero	zero
Janet Bergman 6024 W. Pinedale Ave. Fresno, CA 93722	20,000	20,000	zero	zero
George Bierbaum PO Box 13 Cheraw CO 81030	10,000	10,000	zero	zero
Daniel Bishop 3735 Annie Oakley Dr. Las Vegas, NV 89121	10,000	10,000	zero	zero

Nancy Brignoni 224 Juniata St. Freemansburg, PA. 18017	20,000	20,000	zero	zero
Ruben Brignoni 224 Juniata St. Freemansburg PA. 18017	20,000	20,000	zero	zero
Pam Brown 11961 Madison St. NE Blaine MN 55434	20,000	20,000	zero	zero
Charles DiPinto 3098 Harbor Height Las Vegas, NV 89117	10,000	10,000	zero	zero
Karlyle Fonger 4908 Hildago Way Las Vegas, NV 89121	20,000	20,000	zero	zero
Karen Goedderz 4908 Hildago Way Las Vegas, NV 89121	20,000	20,000	zero	zero
Linda Greenblatt 1753 Honeytree Dr. Las Vegas, NV 89144	10,000	10,000	zero	zero
Jennifer Hafer 3136 Glen Ave. Gaston PA. 18045	20,000	20,000	zero	zero
Patricia Hafer 31 Katta Dr. Cherokee Village, AR 72529	20,000	20,000	zero	zero
Todd Hafer 3136 Glen Ave. Gaston PA. 18045	20,000	20,000	zero	zero
Claudia Hartman 5325 Nellie Bell Las Vegas, NV 89118	10,000	10,000	zero	zero
Erica Howie 1011 W 25th Ave. Spokane WA 99203	20,000	20,000	zero	zero
Richard Howie 1011 W 25th Ave. Spokane WA 99203	20,000	20,000	zero	zero
Victoria Howie 1011 W 25th Ave. Spokane WA 99203	20,000	20,000	zero	zero
Winford E. Jensen Jr. 5773 Bass Circle Fort Myers, FL 33919	20,000	20,000	zero	zero

Thomas Manganaro 17 Ommulgee Dr. PO Box 847 Cherokee Village, AR 72525	20,000	20,000	zero	zero
Crystal Miller 9108 Driftwood Cove Ct. Las Vegas, NV 89117	20,000	20,000	zero	zero
Greg Miller 9108 Driftwood Cove Ct. Las Vegas, NV 89117	20,000	20,000	zero	zero
Stephen Mullen 2721 Breakers Creek Dr. Las Vegas, NV 89134	20,000	20,000	zero	zero
Thomas Penna 17310 Chameleon St. NW Ramsey, MN 55303	20,000	20,000	zero	zero
Wendy Penna 17310 Chameleon St. NW Ramsey, MN 55303	20,000	20,000	zero	zero
Aaltje L Sampson 7716 W. Rutter Parkway Spokane WA 99208	40,000	40,000	zero	zero
Joshua E. Sampson 6050 Sycamore Lane NE Bremerton WA. 98311	20,000	20,000	zero	zero
Sara L Clements-Sampson 6050 Sycamore Lane NE Bremerton WA. 98311	20,000	20,000	zero	zero
Suganya Sockalingam 2721 Breakers Creek Dr. Las Vegas, NV 89134	20,000	20,000	zero	zero
Cathleen A. Turgeon 7622 Landau Dr. Bloomington, MN 55438	20,000	20,000	zero	zero
Arttours Weeden 5330 Krista Alethea St. Las Vegas, NV 89031	10,000	10,000	zero	zero
Carol JK Williams 9519 Briar Circle Bloomington MN 55437	20,000	20,000	zero	zero
John Williams 9519 Briar Circle Bloomington MN 55437	20,000	20,000	zero	zero
Cynthia Wilson PO Box 13 Cheraw CO 81030	10,000	10,000	zero	zero
TOTAL	640,000	640,000

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors:

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the NASD Over-The-Counter Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.   the market price of our common stock prevailing at the time of sale;
2.   a price related to such prevailing market price of our common stock, or;
3.   such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   not engage in any stabilization activities in connection with our common stock;
2.   furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.   not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Description of Securities
Common Stock

We have 50,000,000 common shares authorized, with a par value of $0.001 per share, of which 2,140,000 shares were outstanding as of January 31, 2009.

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors.  There is no right to cumulative voting in the election of directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The California Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business, or;

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pre-emptive Rights

Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Quicksilver Stock Transfer of Las Vegas, Nevada.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Wendy E. Miller our independent legal counsel has provided an opinion on the validity of our common stock.

Moore & Associates, Chtd, Certified Public Accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Moore & Associates, Chtd. has presented their report with respect to our audited financial statements.  The report of Moore & Associates, Chtd. is included in reliance upon their authority as experts in accounting and auditing.

Barry J. Price, Consulting Geologist has provided a geological evaluation report on the “Sallus Creek” mineral property.  He was employed on a flat rate consulting fee and he has no interest, nor does he expect any interest in the property or securities of the Sallus Creek Property.

Description of Business
1. Summary

The Company has acquired an exclusive option to obtain a 100% interest in a group of mining claims in the Lillooet Mining District of British Columbia, Canada, subject to 2% Net Smelter Returns royalty.

The terms of the Option Agreement (a copy of which is attached herein as Exhibit 2) are as follows:
The Optionor grants to the Optionee the exclusive right and option, to acquire a 100% undivided interest in the Property free and clear of all charges, encumbrances and claims, save and except for those set out herein.

2.1  Option shall be exercised by the Optionee:

(a)    (i)    paying to the Optionor $5,000 Cdn. forthwith on or before May 31, 2007;
(ii)    paying to the Optionor an additional $5,000 Cdn. on or before December 31, 2008;
(iii)   paying to the Optionor an additional $10,000 Cdn. on or before December 31, 2009.

(b)    (i)    incurring Exploration Expenditures of $10,000 Cdn.  on the Property on or before December 31, 2009, or if weather does not allow reasonable access to the property at that time, the work to be completed at such other time as agreed by the parties;
(ii)    incurring additional Exploration Expenditures of $50,000 Cdn. on the Property on or before December 31, 2010;
(iii)   incurring additional Exploration Expenditures of $100,000 Cdn. on the Property on or before December 31, 2011.

The Option shall be deemed to be exercised upon the Optionee making all payments and
 Incurring all Exploration Expenditures in accordance with this Paragraph (a) and (b).

On or before October 31 of each subsequent year and for as long as the Optionor retains a Royalty in the Property either the Optionee or the Owner, as the case may be, shall incur US$250,000 in Exploration Expenditures on the Property.

In the event that the Optionee or the Owner, as the case may be, in any of the above periods incurs more than the specified sum of Exploration Expenditures, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods.

In the event that the Optionee or the Owner, as the case may be, in any of the above periods incurs less than the specified sum of Exploration Expenditures, it may pay to the Optionor the difference between the amount it actually spent and the specified sum in full satisfaction of the Exploration Expenditures to be incurred.

The Optionee will not be bound to make any payment under subsection 2.2, other than the cash payment under Paragraph 2.2 (a) (i), but the Option will terminate and either the Optionee or the Owner, as the case may be, will forfeit all previous payments if any payment or Exploration Expenditure is not made in accordance with subsections 2.2 and 2.3

The Company intends to conduct mineral exploration on the optioned mining claims in an effort to find economically developable deposits of precious metals.

Employees

The Company currently has two employees, its President, Steve Friberg, and it’s Secretary/Treasurer, Dan Decker who work for the Company on a part-time basis.

We are an exploration stage company that intends to engage in the exploration of mineral properties.  We have acquired a mineral claim that we refer to as the Sallus Creek Property mineral claim. Exploration of this mineral claim is required before a final determination as to its viability can be made.

The property is located approximately 10 km north of Lillooet in BC.  The property lies north of the Trans Canada Highway, approximately 9 km north of the Salmon Pond access road, and west of the Gander River.
Our plan of operations is to carry out exploration work on this claim in order to ascertain whether it possesses commercially exploitable quantities of copper/molybdenum and other metals.  We will not be able to determine whether or not the Sallus Creek Property mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability.

Phase I of our exploration program will begin in the summer of 2009 and will cost approximately $28,000 Cdn.  This phase will consist of an on-site surface preliminary prospecting and mapping program to examine the porphyry style mineralization and to plan a preliminary drill program.   Phase II of our program would consist of a 1500 meter drill program which would likely be helicopter supported and geochemical analyses of the various samples gathered.  Phase II of our exploration program will cost approximately $400,000 Cdn and will commence in the late summer or early fall of 2009 followed by preparation of a report and data compilation.  The existence of commercially exploitable mineral deposits in the Sallus Creek Property mineral claim is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Acquisition of the Sallus Creek Property mineral claim

We have acquired an option to purchase a 100% interest in the Sallus Creek Property mineral claim located in British Columbia, Canada.    Mr. McClaren’s  ownership in the Sallus Creek Property claim was electronically staked and recorded under the electronic mineral claim staking and recording procedures of the Online Mineral Claims Staking System administered by the Department of Natural Resources, Government of British Columbia, Canada.  A party is able to stake and record an interest in a particular mineral claim if no other party has an interest in the said claim that is in good standing and on record.  There is no formal agreement between us and/or our subsidiary and the Government of British Columbia.

The Sallus Creek Property claim is administered under the Mineral Act of British Columbia.  Mr. McClaren’s interest in the Sallus Creek Property mineral claim will continue for up to twenty years provided that the minimum required expenditures toward exploration work on the claim are made in compliance with the Act.  The required amount of expenditures toward exploration work is set by the Province of British Columbia and can be altered in its sole discretion.  Currently, the amount required to be expended annually for exploration work within the first year that the mineral claim is acquired is $200 per claim.  The required expenditures per claim increase gradually each year up to a maximum of $1,200 per claim for the sixteenth year and beyond.  Within 60 days following the anniversary date of the claim, an assessment report on the work performed must be submitted to the Mineral Claims Recorder.  Every five years, renewal fee of between $25 and $100 per claim is also required.

We selected the Sallus Creek Property mineral property based upon an independent geological report which was commissioned from Barry J. Price, a Consulting Geologist. Mr. Price recommended an exploration program on this claim which could cost us approximately $428,000 Cdn.

DESCRIPTION OF PROPERTY

The “Sallus” mineral claims located within the Lillooet Mining Division of British Columbia:

588045	Mineral	SALLUS	117354 (100%)	092I	2009/Jul/09	GOOD	Lillooet M.D.

588046	Mineral	SALLUS 2	117354 (100%)	092I	2009/Jul/09	GOOD	Lillooet M.D.

Geological Exploration Program in General

We have obtained an independent Geological Report and have an option to acquire a 100% ownership interest in the Sallus Creek Property mineral claim. Barry J. Price, Consulting Geologist, has prepared this Geological Report and reviewed all available exploration data completed on this mineral claim.

Mr. Price is an Independent Consulting Geologist with offices at Ste. 1028 – 470 Granville Street, Vancouver, BC, telephone: (604) 682-1501.

He graduated from the University of British Columbia in Vancouver, BC, in 1965 with a Bachelors Degree in Science (B.Sc) (Honours), in the field of Geology, and received a further degree of Master of Science (M.Sc) in Economic Geology from the same University in 1972.

He has practiced as a Geologist for the past 40 years in the fields of Mining Exploration, Oil and Gas Exploration, and Geological Consulting.  He has also been the author of a considerable number of Qualifying Reports, Technical Reports and Opinions of Value for junior companies in the past 35 years.

The property that is the subject of the Sallus Creek Property mineral claim is undeveloped and does not contain any open-pit or underground mines which can be rehabilitated. There is no commercial production plant or equipment located on the property that is the subject of the mineral claim. Currently, there is no power supply to the mineral claims. We have not yet commenced the field work phase of our initial exploration program.   Exploration is currently in the planning stages.  Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found.  The details of the Geological Report are provided below.

Sallus Creek Property Mineral Claim Geological Report, Dated Aug 15, 2008

A primary purpose of the geological report is to review information, if any, from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims.  The summary report lists results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration.  The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Exploration Potential of the Sallus Creek Property Mineral Claim

Previous sampling by the Johns-Manville Company yielded copper/Molybdenum anomalies on ground currently covered by the Sallus Creek Property claims.  The claims are underlain by rocks of similar age and lithology as those in which gold anomalies are currently being developed by Paragon Minerals Corp. on their nearby Appleton Linear and JBP claims.

The Sallus Creek area is underlain by the western contact of the Early Jurassic Mount Martley stock which intrudes the Western belt of the Cache Creek Complex (mainly sedimentary rocks including shales and limestones), the stock is a medium to course grained, massive granodiorite with local secondary silicification and serictization near the contacts. Pervasive quartz veins and aplite dikes are found within the stock near the contact. Intense thermal alteration of the sediments is evident near the contact of the stock and disseminated copper mineralization was seen. Limestone, in part, is totally recrystallized. Intense pyritization of the argillites is observed near the contacts, evidenced on surface by rust colorization and gossans.

Within the claims, a plug of rusty, weathered and altered diorite and quartz diorite intrudes argillite. This plus has a very irregular contact, approximately 914 meters long by 609 meters wide, and is probably genetically related to the Mount Martley stock, 1600 meters to the east. Pyrite is abundantly disseminated and smeared along fracture faces throughout the diorite. Very fine traces of native copper have been recognized in the highly weathered diorite. Malachite stain is evident in the diorite.

The Sallus Creek Claim bock is located 10 miles Northeast of Lillooet, British Columbia (N.T.S 92 I/071 and 072) between Gibbs Creek on the south and Sallus Creek on the north. Access is from Lillooet via a secondary road on the east side of the Fraser River to a logging road about 1.3 miles north of Gibbs Creek, and thence eastward to the claims. Four wheel drive vehicles are recommended. Helicopter access to some sites may be more practical, and a helicopter company is based in Lillooet.

No visit to the property has yet been made by us or our consulting geologists.

Recommendations from Our Consulting Geologist

A preliminary prospecting and mapping program could be done initially to examine the porphyry style mineralization and to plan a preliminary drill program of about 5 diamond core holes of about 200-300 meters each.  This would assess the likelihood of substantial copper porphyry on the property.  The area of the Mt. Martley stock should be prospected and staked if additional porphyry style mineralization is suspected.

Exploration Budget

Phase I	Exploration Expenditure
Geological supervision	$7,500
Helper	2,500
Vehicle	1,250
Food, lodging, or camp costs	1,250
Field, camp supplies	500
Helicopter	6,250
Samples	1,875
Mob and Demob	500
Cell Phone/Radio	100
Reports and Drafting	2,000
Reclamation Bond	0
Subtotal (Rounded)	24,000
GST at 6%	1,400
Contingency 10%	2,400
Total Phase I (Rounded)	$28,000
In US (at date of prospectus)	$22,400

Phase II
This phase would be contingent on favorable results from Phase I
Geological Supervision	$15,000
Helper	5,000
Vehicle	2,500
Food, Lodging, or camp costs	3,000
Field, camp supplies	5,500
Helicopter	75,000
Heli Transportable Drill	187,500
Samples	15,000
Mob and Demob	3,000
Cell Phone/Radio	500
Reports and Drafting	10,000
Reclamation Bond	10,000
Subtotal (Rounded)	330,000
GST at 6%	20,000
Contingency 15%	50,000
Total Phase I (Rounded)	$400,000
In US (at date of prospectus)	$320,000

While we have not commenced the field work phase of our initial exploration program, we intend to begin the initial exploratory work as recommended.  We expect that Phase I will begin in the summer of 2009, with Phase II to follow, depending on the initial results.  Upon our review of the results, we will assess whether the results are sufficiently positive to warrant proceeding to Phase II and any additional phases of the exploration program.  We will make the decision to proceed with any further programs based upon our consulting geologist’s review of the results and recommendations.  In order to complete significant additional exploration beyond the currently planned Phase I, we will need to raise additional capital.

Competition

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies like dynamite, and equipment like bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this Offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Compliance with Government Regulation

The main agency that governs the exploration of minerals in the Province of British Columbia is the Department of Natural Resources.

The Department of Natural Resources manages the development of British Columbia’s mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Department regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to Rider Exploration, Inc. is the Mineral Act of British Columbia. Any person who intends to conduct an exploration program on a staked or licensed area must submit prior notice with a detailed description of the activity to the Department of Natural Resources. An exploration program that may result in major ground disturbance or disruption to wildlife or wildlife habitat must have an Exploration Approval from the department before the activity can commence.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken.  Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible.  Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities.  Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused such as refilling trenches after sampling or cleaning up fuel spills.  Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground.  The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Research and Development Expenditures
We have not incurred any research or development expenditures since our incorporation.

Subsidiaries
We do not currently have any subsidiaries.

Patents and Trademarks
We do not own, either legally or beneficially, any patent or trademark.

Figure 1.  Location map of the Sallus Creek property

Figure 2.  Claim plan, Sallus Creek property

SALLUS 1
Access Rd
SHOWING
588045
ALIEN CLAIMS
578194
578193
578195
HIGHWAY AND RAIL
FOUNTAIN 3
BRIDGE RIVER 2
FRASER RIVER
INDIAN RESERVE
FOUNTAIN 3A
FOUNTAIN 1A
BCB97066
588046
580858
SALLUS 2
ALIEN CLAIM
92I.081
92I.082
92I.071
92I.072
SCALE BAR = 1000 M
Map center: 50° 46' 42" N, 121° 48' 28" W
N

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Nevada Agency and Trust Company., 50 West Liberty Street, Suite 880, Reno, NV 89501.

Market for Common Equity and Related Stockholder Matters

The Company’s shares do not presently trade on any public stock exchange.  Accordingly, there is no market where investors are able to resell their shares.  Nor have the shares been registered with the Securities Exchange Commission or with any state securities regulator.  SEE, “LIMITATIONS ON TRANSFER OF SHARES.”

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-seven (37) holders of record of our common stock.

Rule 144 Shares
None of our common stock is currently available for resale to the public under Rule 144.  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least 180 days is entitled to sell his or her shares.  However, Rule 144 is not available to shareholders for at least one year subsequent to an issuer that previously met the definition of Rule 144(i)(1)(i) having publicly filed, on Form 8K, the information required by Form 10.

As of the date of this prospectus, no selling shareholder has held their shares for more than 180 days and it has not been at least one year since the company filed the Form 10 Information on Form 8K as contemplated by Rule 144(i)(2) and (3).  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board.  We plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Financial Statements

Index to Financial Statements:

Index to Financial Statements:

1.            Audited consolidated financial statements for the fiscal year ended October 31, 2008 including:

MOORE & ASSOCIATES, CHARTERED
         ACCOUNTANTS AND ADVISORS
                      PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Rider Exploration, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Rider Exploration, Inc. (An Exploration Stage Company) as of October 31, 2008 and October 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2008 and from inception on May 17, 2007 through October 31, 2007 and since inception on May 17, 2007 through October 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rider Exploration, Inc. (An Exploration Stage Company) as of [date], and the related statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2008 and from inception on May 17, 2007 through October 31, 2007 and since inception on May 17, 2007 through October 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has has not yet established an ongoing source of revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
January 28, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146(702) 253-7499 Fax (702) 253-7501

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Balance Sheets

ASSETS

	October 31,	October 31,
	2008	2007

CURRENT ASSETS

Cash	$26,553	$-

Total Current Assets	26,553	-

TOTAL ASSETS	$26,553	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$441	$-
Related party payable	-	-

Total Current Liabilities	441	-

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock: $0.001 par value, 50,000,000 shares
authorized; 2,140,000 and no shares issued and outstanding	2,140	-
Addiitional paid-in capital	31,360	-
Stock subscriptions receivable	(5,500)	-
Deficit accumulated during the exploration stage	(1,888)	-

Total Stockholders' Equity (Deficit)	26,112	-

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$26,553	$-

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Statements of Operations

		From Inception	From Inception
	For the Year	on May 17,	on May 17,
	Ended	2007 Through	2007 Through
	October 31,	October 31,	October 31,
	2008	2007	2008

REVENUES	$-	$-	$-

EXPENSES

General and administrative	1,953	-	1,953

Total Expenses	1,953	-	1,953

LOSS FROM OPERATIONS	(1,953)	-	(1,953)

OTHER INCOME (EXPENSES)

Interest income	65	-	65

Total Other Expenses	65	-	65

LOSS BEFORE INCOME TAXES	(1,888)	-	(1,888)
PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(1,888)	$-	$(1,888)

BASIC LOSS PER SHARE	$(0.00)	$0.00

WEIGHTED AVERAGE
SHARES OUTSTANDING	1,128,438	0

The accompanying notes are an integral part of these financial statements

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Statements of Stockholders' Equity (Deficit)

					Deficit
					Accumulated
			Additional	Stock	During the	Total
	Common Stock		Paid-in	Subscription	Development	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Equity

Balance at inception, May 17, 2007	-	$-	$-	$-	$-	$-

Net loss from inception on May 17, 2007 through
October 31,2007	-	-	-	-	-	-

Balance, October 31, 2007	-	-	-	-	-	-

Common stock issued for cash
at $0.001 per share in ept.2008	1,500,000	1,500	-	-	-	1,500

Common stock issued for cash
at $0.05 per share in Sept. 2008	370,000	370	18,130	-	-	18,500

Common stock issued for cash
at $0.05 pershare in Oct. 2008	270,000	270	13,230	(5,500)	-	8,000

Net loss for the year ended
October 31, 2008	-	-	-	-	(1,888)	(1,888)

Balance, October 31, 2008	2,140,000	$2,140	$31,360	$(5,500)	$(1,888)	$26,112

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(An Exploration Stage Company)
Statements of Cash Flows

		From Inception	From Inception
	For the Year	on May 17,	on July 9,
	Ended	2007 Through	2007 Through
	October 31,	October 31,	October 31,
	2008	2007	2008

OPERATING ACTIVITIES

Net loss	$(1,888)	$-	$(1,888)
Adjustments to reconcile net loss to net cash
used by operating activities:
Contributed capital	-	-	-
Changes in operating assets and liabilities
Increase (decrease) in accounts payable	441	-	441

Net Cash Provided by
Operating Activities	(1,447)	-	(1,447)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Proceeds from related party loans	-	-	-
Common stock issued for cash	28,000	-	28,000

Net Cash Provided by
Financing Activities	28,000	-	28,000

NET DECREASE IN CASH	26,553	-	26,553

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$26,553	$-	$26,553

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

RIDER EXPLORATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business – Rider Exploration, Inc. (hereinafter referred to as the “Company”) located in  Reno, Nevada was incorporated in Nevada on May 17, 2007 The Company is in the mineral exploration and development business.  The Company has not commenced significant operations.

History – The Company was incorporated under the laws of the State of Nevada on May 17, 2007.

Development Stage Company – The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development-Stage Enterprises”.  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced; there has been no significant revenue there from.  The Company has not commenced its planned principal operations and therefore is considered a Development Stage Company.

Year-end – The Company’s year-end is October 31.

Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue and expense recognition – Revenues are recognized when received.  Costs and expenses are recognized during the period in which they are incurred

Income taxes – The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Research and development costs – The Company accounts for research and development costs in accordance with the Statement of Financial Standards No. 2 “Accounting for Research and Development Costs”, which requires that all research and development costs must be charged to expense as incurred.  Accordingly, internal research and development costs are expenses as incurred.  Third party research and development costs are expenses when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.   The Company has incurred no expenses on research and development to date.

Mineral Property Payments and Exploration Costs - The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to the establishment of proven and probable reserves.  To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all costs are to be expensed.

2.      CAPITAL STOCK TRANSACTIONS

Common Stock – The authorized common stock is 50,000,000 shares with a par value of $0.001 per share.  As of October 31, 2008, The Company had 2,140,000 shares of common stock issued and outstanding.

In September 2008, the Company issued 1,500,000 shares of its common stock to its directors in exchange for $1,500 in cash and 370,000 shares of its common stock to twenty individuals in exchange for $18,500 in cash

In October, 2008, the Company issued 270,000 shares of its common stock to seventeen individuals in exchange for $13,500 in cash.

3.      THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board  issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

4.      GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Plan of Operations

The Company has acquired an exclusive option to obtain a 100% interest in a group of mining claims in the Lillooet Mining District of British Columbia, Canada, subject to 2% Net Smelter Returns royalty.

The Company intends to conduct mineral exploration on the optioned mining claims in an effort to find economically developable deposits of precious metals

Our plan of operations is to carry out exploration work on this claim in order to ascertain whether it possesses commercially exploitable quantities of copper/molybdenum and other metals.  We intend to proceed with the initial exploration program as recommended by our consulting geologist. The recommended geological program in Phase I will cost a total of approximately US$ 22,000 (Cdn $28,000). We had $26,112 in working capital as of October 31, 2008.  Our plan of operations for the twelve months following the date of this prospectus is to complete the recommended Phase 1 exploration program on the Sallus Creek Property mineral claim.  We will not be able to determine whether or not the Sallus Creek Property mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability.

Phase I of our exploration program will begin in the summer of 2009. This phase will consist of an on-site surface preliminary prospecting and mapping program to examine the porphyry style mineralization and to plan a preliminary drill program.   Phase II of our program would consist of a 1500 meter drill program which would likely be helicopter supported and geochemical analyses of the various samples gathered.  Phase II of our exploration program will cost approximately $400,000 Cdn and will commence in the late summer or early fall of 2009 followed by preparation of a report and data compilation.  The existence of commercially exploitable mineral deposits in the Sallus Creek Property mineral claim is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Phase II would entail on-site trenching, mapping, sampling, and trench site identification followed by geochemical analyses of the various samples gathered.  The Phase II program will cost approximately US$ 320,000 (Cdn$400,000).  We anticipate commencing this phase in the Fall of 2009 or the Summer of 2010.

We have not retained a geologist to conduct any of the anticipated exploration work.

In the next 12 months, we also anticipate spending an additional $20,000 on administrative expenses, including fees payable in connection with the filing of this registration statement and complying with reporting obligations.

Total expenditures over the next 12 months are therefore expected to be approximately $42,000.

Once we receive the analyses of our initial exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with additional mineral exploration programs.  In making this determination to proceed with a further exploration, we will make an assessment as to whether the results of the initial program are sufficiently positive to enable us to proceed.  This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event our board of directors, in consultation with our consulting geologist, chooses to conduct further mineral exploration programs beyond the initial program, we will require additional financing.  While we have sufficient funds on hand to cover the currently planned exploration costs, we will require additional funding in order to undertake further exploration programs on the Sallus Creek Property mineral claim and to cover all of our anticipated administrative expenses.

In the event that additional exploration programs on the Sallus Creek Property claim are undertaken, we anticipate that additional funding will be required in the form of equity financing from the sale of our common stock and from loans from our directors.  We cannot provide investors with any assurance, however, that we will be able to raise sufficient funding from the sale of our common stock to fund all of our anticipated expenses.  We do not have any arrangements in place for any future equity financing.  We believe that outside debt financing will not be an alternative for funding exploration programs on the Sallus Creek property. The risky nature of this enterprise and lack of tangible assets other than our mineral claim places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.

In the event the results of our initial exploration program proves not to be sufficiently positive to proceed with further exploration on the Sallus Creek Property mineral claim, we intend to seek out and acquire interests in North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.  Presently, we have not given any consideration to the acquisition of other exploration properties because we have not yet commenced our initial exploration program and have not received any results.

During this exploration stage Mr. Steve Friberg, our President, will only be devoting approximately five to ten hours per week of his time to our business.  We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by outside consultants.  If, however, the demands of our business require more business time of Mr. Steve Friberg such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to devote more time to our business. However, he may not be able to devote sufficient time to the management of our business, as and when needed.

We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months.

Off Balance Sheet Arrangements

As of October 31, 2008, there were no off balance sheet arrangements.

Results of Operations for Fiscal Year Ending October 31, 2008

We did not earn any revenues from inception through the fiscal year ending October 31, 2008.  We do not anticipate earning revenues until such time that we exercise our option entered into commercial production of the Sallus Creek mineral property.  We are presently about to begin the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Sallus Creek mineral property, or if such resources are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $1,888 from our inception on May 17, 2007, until October 31, 2008. These operating expenses consisted of general and administrative expenses.  We anticipate our operating expenses will increase as we undertake our plan of operations.  The increase will be attributable to undertaking our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of October 31, 2008, we had cash of $26,553 and operating capital of $26,112.

We have not attained profitable operations and are dependent upon obtaining financing to pursue significant exploration activities beyond those planned for the current fiscal year.  For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of January 31, 2009 are as follows:

Name	Age	Position(s) and Office(s) Held
Steve Friberg	65	President, CEO, Director
Dan Decker	57	Secretary, Treasurer, Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Steve Friberg.  Mr. Friberg is the Company’s President and a director. As President, Mr. Friberg is responsible for the day-to-day management of the Company and for the continued strategic evolution of its mineral exploration and development programs.  His business experience includes:
42 years of experience in the mining and exploration industry, working for the past 27 years as a consulting exploration geologist for several major and junior companies. He began his career in Nevada, shortly after the discovery of the Carlin Gold Mine and was responsible for the discovery of a one million ounce gold deposit there. He has since worked throughout North and South America, as well as China. Mr. Friberg holds a BS degree from the University of Nevada.

Dan Decker.  Mr. Decker is the Company Secretary, Treasurer and a director. In this capacity, he will be responsible for all administrative functions and corporate filings.

Mr. Decker served five years as Executive Director of the non-profit CCTV, a children’s educational program which produced drama on film. He subsequently founded and operated a commercial writing school for adults, successfully building and running this company for 15 years. He has produced over 35 stage plays, original, licensed, or written by him and has optioned or sold 15 of his own screenplays. He brings his proven skills in management and administration to Rider Exploration.

Directors

Our bylaws authorize no less than one (1) director.  We currently have two Directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until the next annual meeting or until removed by the board.

Significant Employees

Mr. Steve Friberg and Mr. Dan Decker are our only employees.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.
A verbal agreement with our consulting geologist provides that he will review all of the results from the exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologist firms performing similar consulting services.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Written agreements with auditors to perform audit functions at their respective normal and customary rates.

Executive Compensation

Compensation Discussion and Analysis

The Company presently not does have employment agreements with any of its named executive officers and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by a development stage mineral exploration business, the company has not paid any cash and/or stock compensation to its named executive officers

Our current named executive officer holds substantial ownership in the Company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability.   As our business and operations expand and mature, we may develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Steve Friberg,	2007	0	0	0	0	0	0	0	0
President, CEO, Director	2008

Mr. Dan Decker	2007
Secretary, Treasurer, Director	2008

Narrative Disclosure to the Summary Compensation Table

Our named executive officers do not currently receive any compensation from the Company for their service as officers of the Company.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Rider Explorations Inc.	0	0	0	0	0	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Steve Friberg	0	0	0	0	0	0	0

Mr. Dan Decker	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their service as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of October 31, 2008, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 1,500,000 shares of common stock issued and outstanding on October 31, 2008.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Common	Mr. Steve Friberg 6080 Plumas, Apt. G Reno, NV 89519	1,000,000	46.73%
Common	Mr. Dan Decker 154 Skipping Stone Lane Las Vegas, NV 89123	500,000	23.36%
Common	Total all executive officers and directors	1,500,000	70.09%

Common	5% Shareholders
	None

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until October 31, 2008, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1.26
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$2.000
Legal fees and expenses	$5,000

Total	$7,001.26

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

We issued 1,500,000 shares of common stock September, 2008; 1,000,000 shares to Mr. Steven Friberg, our President, CEO and 500,000 shares to Mr. Dan Decker, our Secretary, Treasurer and director. Mr. Friberg received his shares in exchange for cash in the amount of $1,000, and Mr. Decker received his shares in exchange for cash in the amount of $500. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.

We completed an offering of 640,000 shares of our common stock at a price of $0.0050 per share to a total of thirty-five (35) purchasers on October 31, 2008.  The identity of the purchasers from all of these offerings is included in the selling shareholder table set forth above.  The total amount we received from this offering was $3,200. We completed all of these offerings pursuant Rule 504 of Regulation D of the Securities Act. We did not engage in any general solicitation or advertising.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Wendy E. Miller with consent to use
23.1	Consent of Moore & Associates
99.1	Geological Report of Barry J. Price, Consulting Geologist

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,
(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Nevada, on February 10, 2009.

Rider Explorations, Inc.

By:	/s/ Steve Friberg
Mr. Steve Friberg
President, CEO and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Friberg as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Dan Decker	BY:	/s/ Steven Friberg

	Dan Decker		Steven Friberg
	Secretary, Treasurer and Director		President, Chief Executive Officer, Chief
	February 10, 2009		Financial Officer, Principal Accounting
Officer and Director
February 10, 2009